Exhibit 23.3

Onestop Assurance PAC 10 Anson Road #06-15 International Plaza Singapore 079903 Email:audit@onestop-ca.com Website: www.onestop-ca.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated November 4, 2024 in the Registration Statement on Form F-1, under the Securities Act of 1933, with respect to the consolidated balance sheets of Basel Medical Group Ltd. and its subsidiaries (collectively, the “Company”) as of June 30, 2024 and 2023, the related consolidated statements of profit or loss and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended June 30, 2024, and the related notes (collectively referred to as the “financial statements”).

We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Onestop Assurance PAC
Onestop Assurance PAC
Singapore

November 4, 2024